SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated July 11, 2019 between
BEYOND INVESTING LLC
and
PENSERRA CAPITAL MANAGEMENT, LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered to each Fund, a fee, computed daily at an annual rate based on the greater of (1) the Minimum Fee, or (2) the daily aggregate net assets of all Funds listed below, in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
US Vegan Climate ETF	$20,000	0.05% on the first $100 million; 0.04% on the next $150 million; 0.03% on the next $250 million; and 0.02% on net assets in excess of $500 million
International Vegan Climate ETF	$20,000

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of March 12, 2026.

BEYOND INVESTING LLC By: /s/Claire Smith Name: Claire Smith Title: Chief Executive Officer
PENSERRA CAPITAL MANAGEMENT, LLC By: /s/Dustin Lewellyn Name: Dustin Lewellyn Title: Partner / Chief Investment Officer
ETF SERIES SOLUTIONS By:/s/Noelle-Nadia A. Filali Name: Noelle-Nadia A. Filali Title: Assistant Secretary

A-2